Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of November 17, 2024, by and among Comtech Telecommunications Corp., a Delaware corporation (the “Company”), on the one hand, and Michael Porcelain, Fred Kornberg and Oleg Timoshenko (collectively the “FK/MP/OT Group,” and each individual, a “member” of such group), on the other hand. The Company and the FK/MP/OT Group are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein shall have the meanings set forth in Section 16 of this Agreement.

WHEREAS, on September 13, 2024, the FK/MP/OT Group submitted to the Company notice of its nomination of eight candidates (the “Nomination Notice”) for election to the Board of Directors of the Company (the “Board”) at the Company’s Fiscal 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), which Nomination Notice was supplemented by letters from Mr. Porcelain to the Company dated September 23, 2024 and October 15, 2024 (the “Supplemental Letters”);

WHEREAS, on September 20, 2024, the FK/MP/OT Group filed a Schedule 13D with the SEC, reporting that the FK/MP/OT Group beneficially owned, in the aggregate, 2,179,897 of the outstanding shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), constituting approximately 7.7% of the shares of Common Stock then-outstanding; and

WHEREAS, the Company and the FK/MP/OT Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                  Board Composition and Related Matters.

(a)               Effective upon the appointment of the FK/MP/OT Group Designee to the Board as provided in Section 1(b) below, the FK/MP/OT Group hereby irrevocably withdraws, with this Agreement constituting sufficient and conclusive evidence of such withdrawal, the FK/MP/OT Group’s Nomination Notice, Supplemental Letters and nomination of eight candidates for election to the Board at the 2024 Annual Meeting.

(b)               The Board shall take all necessary actions (i) to appoint Michael Hildebrandt (the “FK/MP/OT Group Designee”) to the Board, with such appointment to take effect no later than three (3) business days following execution of this Agreement, and (ii) with respect to the 2024 Annual Meeting, to (A) nominate the FK/MP/OT Group Designee to the Board for election to the Board in the Company’s proxy statement and proxy card, (B) recommend to the stockholders of the Company the election of the FK/MP/OT Group Designee to the Board and (C) solicit proxies in favor of the election of the FK/MP/OT Group Designee to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(c)               As a condition to his appointment to the Board, the FK/MP/OT Group Designee shall have provided the Company with (i) a completed director questionnaire in the form provided to all directors of the Company and (ii) information and certifications currently required of all directors pursuant to the Company’s Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), the Company’s Third Amended and Restated By-Laws (as amended from time to time, the “By-Laws”), and the Company’s publicly disclosed committee charters, corporate governance guidelines and similar publicly disclosed governance documents (collectively with the Certificate of Incorporation and By-Laws, the “Governance Documents”).

(d)               The Board’s nomination of directors for election as directors at the 2024 Annual Meeting will not include two directors who are serving on the Board as of the date of this Agreement.

(e)               The Company and Mr. Porcelain shall cooperate in good faith to identify and agree upon an additional director candidate to be appointed to the Board (the “Additional Director”). The FK/MP/OT Group Designee and the Additional Director (together with any Replacement Director(s) appointed in accordance with Section 1(j) below) shall be referred to herein as the “New Directors,” and each individually as a “New Director.” Mr. Porcelain shall provide the Company with proposed director candidate(s) (which may include candidates nominated by the FK/MP/OT Group), and the Company shall provide the FK/MP/OT Group with proposed director candidate(s) (which may include candidates previously nominated by the FK/MP/OT Group). Each party shall have the ability to interview the persons identified by the other party. The Additional Director will be selected from these lists based on the mutual agreement of the Company and the FK/MP/OT Group (which discussions shall be conducted reasonably and in good faith). To the extent the Company and the FK/MP/OT Group cannot agree on the Additional Director candidate, the parties shall continue to follow the procedures of this Section 1(e) until a candidate mutually agreed upon by the parties is appointed to the Board as the Additional Director. The Board shall appoint the Additional Director to at least one committee of the Board, subject to applicable stock exchange and SEC rules.

(f)                The FK/MP/OT Group acknowledges and agrees that: (i) consistent with their fiduciary duties as directors of the Company, each New Director shall be obligated to recuse himself or herself from any Board or committee meeting in the event there is an actual or potential conflict of interest between the FK/MP/OT Group or any New Director, on the one hand, and the Company, on the other hand; (ii) the Board may restrict a New Director’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law and policies of the Board; (iii) the New Directors shall be governed by, and comply with, the same obligations regarding conflicts of interest, fiduciary duties, confidentiality, trading and disclosure policies and other governance guidelines as are applicable to all other directors of the Company.

(g)               The FK/MP/OT Group agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement between the FK/MP/OT Group (or any of its members) and any New Director providing for any compensation, reimbursement of expenses or indemnification of the New Director in connection with or related to the New Director’s service on the Board.

(h)               The FK/MP/OT Group acknowledges and agrees that, upon appointment or election to the Board, each New Director shall receive a secured Company email address and shall be required to use such secured address for all Company communications. The Company shall provide any necessary computer and/or device necessary for each New Director on the same terms as the Company provides to other independent directors.

(i)                 Concurrently with Mr. Hildebrandt’s appointment to the Board, the Board shall take the necessary steps to appoint and seat Mr. Hildebrandt on both the Audit and Nominating and Governance Committees of the Board. The Company agrees to appoint a New Director to any new committee of the Board formed by the Board prior to the Termination Date, including any committee that may be established in connection with reviewing any Extraordinary Transaction, subject to applicable stock exchange and SEC rules, and except where service of a New Director on any such committee would give rise to actual or potential conflicts of interest. Additional committee appointments for each New Director, if any, shall be determined by the Board in good faith, in accordance with the Board’s customary governance processes, and the Board shall give each New Director the same due consideration for committee membership as any other independent director with similar expertise and qualifications.

(j)                 Until the Termination Date and as long as the FK/MP/OT Group’s Net Long Position does not fall below 5.0% of the outstanding shares of Common Stock, subject to adjustment for stock splits, reclassifications combinations and similar adjustments, as a result of a disposition of shares by any of its members, if the FK/MP/OT Group Designee or the Additional Director (solely in the event the Additional Director is a candidate previously nominated by the FK/MP/OT Group) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, Mr. Porcelain shall, in consultation with the Company, have the ability to recommend to the Board a replacement director (any such replacement director, once appointed to the Board, the “Replacement Director”). A proposed Replacement Director must (i) qualify as “independent” of the Company pursuant to the listing standards of any stock exchange on which the Company is then traded, (ii) have the relevant financial and business experience to be a director of the Company, (iii) be independent of the FK/MP/OT Group, and (iv) be approved by the Board, provided that the proposed Replacement Director shall cooperate with the Board and provide all reasonably requested information on a timely basis. In the event the Board does not approve a person recommended by Mr. Porcelain as the Replacement Director, Mr. Porcelain shall, in consultation with the Company, have the right to recommend to the Board another Replacement Director.

(k)               The Company agrees and acknowledges that each New Director shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company.

(l)                 The FK/MP/OT Group acknowledges and agrees that the rights of the FK/MP/OT Group and the obligations of the Company pursuant to this Section 1 shall terminate immediately upon the occurrence of the Termination Date.

2.                  Voting Commitment. Until the Termination Date, the members of the FK/MP/OT Group shall appear in person or by proxy at each Stockholder Meeting and shall vote, or deliver consents or consent revocations with respect to, all shares of Common Stock beneficially owned by each such member or over which each such member has voting power, in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement, consent solicitation statement or consent revocation solicitation statement filed in respect thereof, or any amendment or supplement thereto, with respect to all proposals put to stockholders at such Stockholder Meeting, except (a) in the event that Institutional Shareholder Services, Inc. (“ISS”) makes a voting recommendation that differs from the voting recommendation of the Board with respect to any proposal (other than proposals to elect or remove directors) submitted to the stockholders at any Stockholder Meeting, the members of the FK/MP/OT Group shall be permitted to vote, or deliver consents or consent revocations with respect to, all or a portion of the shares of Common Stock each of them beneficially owns or over which each of them has voting power at such Stockholder Meeting in accordance with the applicable ISS recommendation, and (b) the members of the FK/MP/OT Group shall be permitted to vote, or deliver consents or consent revocations with respect to, all or a portion of the shares of Common Stock each of them beneficially owns or over which each of them has voting power in their respective sole discretion with respect to any proposal to approve or implement an Extraordinary Transaction.

3.                  Standstill. Except as otherwise provided in this Agreement, without the prior written consent of the Board, prior to the Termination Date, each member of the FK/MP/OT Group shall not, and shall instruct each of his respective Affiliates and Associates not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a)               sell, assign, or otherwise transfer or dispose its shares of Common Stock, or any rights decoupled from such shares, beneficially owned by such member, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the knowledge of such member and the FK/MP/OT Group (after reasonable due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(b)               (i) other than pursuant to Section 1(c), nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations, in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting, including, for the avoidance of doubt, to oppose a Company proposal that stockholders approve an Extraordinary Transaction; (v) initiate, knowingly encourage or participate in any “withhold,” “vote no,” or similar campaign with respect to any Stockholder Meeting, including, for the avoidance of doubt, with respect to opposition to a Company proposal to approve an Extraordinary Transaction; or (vi) call or seek to call, or request the call of, alone or in concert with others, any Stockholder Meeting, whether or not such a meeting is permitted by the Certificate of Incorporation or By-Laws, including any “town hall” meeting;

(c)               form, join or in any way participate in or with any group (other than the FK/MP/OT Group) or agreement with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than among the FK/MP/OT Group members or with one or more of the Affiliates and Associates of any FK/MP/OT Group member who are instructed to comply with the terms and conditions of this Agreement);

(d)               deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(e)               seek publicly, alone or in concert with others, to amend any provision of the Governance Documents;

(f)                demand an inspection of the Company’s books and records;

(g)               (i) make any public proposal or (ii) make any public statement or otherwise seek to knowingly encourage, advise or assist any person in so encouraging or advising, with respect to: (A) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy or share repurchase programs or practices of the Company, (C) any other change in the Company’s management, governance, corporate structure, business, operations, strategy, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h)               initiate, make, publicly offer or propose to effect or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(i)                 effect or seek to effect, publicly offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect, cause or participate in, any: (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j)                 enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action that is prohibited under this Section 3 or otherwise take or cause any action inconsistent with any of the foregoing;

(k)               publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(l)                 in connection with a Stockholder Meeting, publicly disclose any vote by the FK/MP/OT Group contrary to the voting recommendations of the Board where such vote is made in violation of this Agreement, except as required by applicable law; or

(m)             take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (i) the restrictions in this Section 3 shall not prevent the FK/MP/OT Group from (A) making any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by the FK/MP/OT Group, its Affiliates or Associates), (B) communicating privately to the Company with the Company’s directors or officers (including in connection with communications pursuant to Section 4) so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any party, (C) making any confidential communication to the Company that would not be reasonably expected to trigger public disclosure obligations for either party, (D) responding to inbound inquiries from a Third Party by directing such Third Party to contact a representative of the Company or refer to the Company’s publicly available disclosures, (E) taking actions in furtherance of identifying an Additional Director or Replacement Director (if applicable) so long as such actions are undertaken on a confidential basis, (F) responding to any questions from the Company’s independent registered public accounting firm, provided that such questions are unsolicited and not the result of outreach by a member of the FK/MP/OT Group, or (G) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement, including Sections 3(a) through 3(m) set forth above, and (ii) the restrictions in this Section 3 shall not restrict the FK/MP/OT Group from tendering or exchanging shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by any New Director of his or her fiduciary duties in his or her capacity as a director of the Company.

4.                  Board Communication.

(a)               From the date hereof through the Termination Date, and, for the avoidance of doubt, without limiting the permitted actions set forth in the proviso in Section 3, Mr. Porcelain shall be entitled to engage in discussions which may include information sharing and advice with (i) one or more members of the Board set forth in Exhibit A all together in a single meeting once per quarter subject to reasonable scheduling considerations, if requested by Mr. Porcelain, (ii) with the CEO and CFO of the Company at least once per quarter subject to reasonable scheduling considerations, if requested by Mr. Porcelain, and (iii) any New Director, or (with the Company’s permission) other director who contacts Mr. Porcelain on an unsolicited basis. Subject to terms set forth in Section 4(b), at these calls or meetings, members of the Board and the CEO and CFO shall not provide material non-public information to Mr. Porcelain and Mr. Porcelain may provide advice or recommendations to the Board or CEO or CFO. The Company has no obligation to accept Mr. Porcelain's advice or recommendations, and any such input shall not be binding on the Company. The Company and the FK/MP/OT Group agree that any input from Mr. Porcelain during such advisory sessions shall not establish a fiduciary, agency or employment relationship between the Company and Mr. Porcelain, Mr. Porcelain shall not have independent decision-making authority with regards to any Company matter.

(b)               The content of any discussions with Mr. Porcelain shall be subject to the Company’s (i) confidentiality policies (including Mr. Porcelain’s confidentiality obligations under the Prior Agreements) and (ii) applicable laws. For the avoidance of doubt, nothing in this Section 4 shall be deemed to limit or provide a basis for limiting the ability of (x) each director of the Company to exercise in good faith his or her fiduciary duties in his or her capacity as a director or (y) the FK/MP/OT Group to take any permitted action set forth in the proviso in Section 3 or otherwise permitted by this Agreement.

5.                     Mutual Non-Disparagement; Mutual Release.

(a)               Prior to the Termination Date, the Company shall not, and shall not permit any of its Representatives to, make any public statement about any member of the FK/MP/OT Group or any of their respective Affiliates or his or their respective businesses that undermines, disparages, calls into disrepute or otherwise reflects detrimentally on any such member or any such other persons or businesses. Prior to the Termination Date, the FK/MP/OT Group and each of its members shall not, and shall not permit any of their respective Representatives to, make any public statement about the Company, its current or former independent directors in their capacity as such, officers or employees (including with respect to such persons’ service at the Company), the Company’s subsidiaries, or the business of the Company’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the Company’s controlled Affiliates, as applicable, that undermines, disparages, calls into dispute or otherwise reflects detrimentally on the Company, or any of such persons, or any Extraordinary Transaction. A public statement shall only be deemed to be made by the Company if made by a member of the Board or senior management team or other designated representative of the Company, in each case authorized to make such statement or announcement on behalf of the Company, or a statement that the Company has a reasonable opportunity to prevent. The restrictions in this Section 5 shall not: (i) apply to (w) any statements made in court filings in connection with or to institute a Legal Proceeding, (x) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, (y) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, or (z) private communications between or among the parties and their respective Representatives; or (ii) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

(b)               In consideration of the covenants, agreements and undertakings of the Company set forth herein, each member of the FK/MP/OT Group, on behalf of the group, each member of the group, and each of its and their respective current or former managers, members, directors, officers, agents, employees, attorneys, heirs and representatives, as applicable, and each of its and their respective predecessors, successors, assigns and Affiliates (collectively, the “FK/MP/OT Releasing Parties”), hereby absolutely, forever, unconditionally, and irrevocably releases and discharges the Company, and each of its current and former managers, directors, officers, agents, employees, attorneys, heirs and representatives, and each of its and their respective predecessors, successors, assigns and Affiliates (collectively, the “Company Released Parties”) from and against any and all claims, counterclaims, actions, causes of action, suits, defenses, debts, obligations, promises, expenses, liabilities, setoffs, allegations, accounts, covenants, contracts, agreements, costs, judgments, and demands of any kind (including, without limitation, whether fixed or contingent, known or unknown, liquidated or unliquidated, ripe or unripe) solely with respect to any purported or actual breaches of the non-disparagement provisions of the Prior Agreements (each, a “Claim”), which any of the FK/MP/OT Releasing Parties now has against any of the Company Released Parties, arising out of or relating to events, actions, omissions, facts or circumstances occurring, arising or existing at or prior to the date hereof in connection with the Nomination Notice, the Supplemental Letters and/or the 2024 Annual Meeting (including those referenced in the letter, dated November 7, 2024, from counsel to the FK/MP/OT Group to the Company).

(c)               In consideration of the covenants, agreements and undertakings of the FK/MP/OT Group set forth herein, the Company, on behalf of itself and each of its current or former managers, members, directors, officers, agents, employees, attorneys, heirs and representatives, as applicable, and each of its and their respective predecessors, successors, assigns and Affiliates (collectively, the “Company Releasing Parties”), hereby absolutely, forever, unconditionally, and irrevocably releases and discharges the members of the FK/MP/OT Group, and each of its and their respective current and former managers, directors, officers, agents, employees, attorneys, heirs and representatives, and each of their and their respective predecessors, successors, assigns and Affiliates (collectively, the “FK/MP/OT Released Parties”) from and against any and all Claims which any of the Company Releasing Parties now has against any of the FK/MP/OT Released Parties, arising out of or relating to events, actions, omissions, facts or circumstances occurring, arising or existing at or prior to the date hereof in connection with the Nomination Notice, the Supplemental Letters, RestoreComtech.com, TheFutureComtech.com and/or the 2024 Annual Meeting (including those referenced in letters, dated November 4, 2024, from the Company to members of the FK/MP/OT Group).

6.                     Public Statements; SEC Filings.

(a)               Within two (2) business days following the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor the FK/MP/OT Group (nor any of the members of such group) shall (i) issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party or (ii) relaunch any website or other media of any kind that would conflict with the terms of this Agreement.

(b)               Within two (2) business days following the date of this Agreement, the Company shall submit to the SEC for filing a Current Report on Form 8-K setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide the FK/MP/OT Group with a reasonable opportunity to review and comment on the Form 8-K prior to the submission to the SEC and consider in good faith any comments of the FK/MP/OT Group.

(c)               Within two (2) business days following the date of this Agreement, the FK/MP/OT Group shall submit to the SEC for filing an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act setting forth a brief description of the terms of this Agreement, including the appointment of the New Directors to the Board, and appending this Agreement as an exhibit thereto (the “Schedule 13D/A”). The FK/MP/OT Group shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D/A prior to the submission to the SEC and consider in good faith any comments of the Company.

(d)               Except for the issuance of the Press Release and the submission of the Form 8-K and Schedule 13D/A, no party (nor any member of the FK/MP/OT Group) shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement, except as required by law, legal requirement (including interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

(e)               On the date of announcement of this Agreement, the FK/MP/OT Group shall take down the websites that were established specifically in connection with the contested solicitation for the 2024 Annual Meeting prior to the execution of this Agreement.

7.                  Confidentiality. The FK/MP/OT Group acknowledges and agrees that: (a) the New Directors shall be subject to confidentiality obligations under Delaware law and the Governance Documents and the Company’s customary forms of agreement with members of the Board and will have access to information concerning the Company that constitutes material non-public information under applicable federal and state securities laws; and (b) no New Director shall share or be asked to share any such material non-public information with the FK/MP/OT Group, other than as may be permitted pursuant to Section 4.

8.                     Compliance with Securities Laws. The FK/MP/OT Group acknowledges that it understands its obligations under the U.S. securities laws. The members of the FK/MP/OT Group shall comply with the requirements of Section 13(d) of the Exchange Act, and upon reasonable written notice from the Company to the FK/MP/OT Group, the FK/MP/OT Group will provide written confirmation that it is in compliance with said requirements. The New Directors shall be subject to periodic blackout and special blackout periods applicable to directors.

9.                     Affiliates and Associates. Each party (including each member of the FK/MP/OT Group) shall instruct its (and his) Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party or member of the FK/MP/OT Group, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party to this Agreement to the same extent as a party to this Agreement.

10.                 Representations and Warranties.

(a)               Each member of the FK/MP/OT Group, severally as to himself only, represents and warrants that he has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by each of them, and constitutes a valid and binding obligation and agreement of each of them and is enforceable against each of them in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. Each member of the FK/MP/OT Group, severally as to himself only, represents that the execution of this Agreement, the consummation of any of the arrangements and actions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. The FK/MP/OT Group represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 2,169,152 shares of Common Stock. The FK/MP/OT Group represents and warrants that it has voting authority over such shares and owns no Derivatives Contract or Short Interest in the Company.

(b)               The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors or preferred stock holders and subject to general equity principles. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the Governance Documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any Governance Document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11.              Termination. This Agreement shall automatically terminate on the date (the “Termination Date”) that is thirty (30) days prior to the nomination deadline under the By-Laws for the nomination of director candidates for election to the Board at the Company’s Fiscal 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”); provided, however, that the Termination Date shall be automatically delayed until the date that is thirty (30) days prior to the nomination deadline under the By-Laws for the nomination of director candidates for election to the Board at the Company’s Fiscal 2026 Annual Meeting of Stockholders if the Company notifies the FK/MP/OT Group and the New Directors in writing at least thirty (30) days prior to the initial Termination Date that the Board irrevocably offers to renominate the New Directors for election at the 2025 Annual Meeting, provided, however, that if any New Director rejects the Board’s offer to renominate such New Director for election at the 2025 Annual Meeting, then, as long as the FK/MP/OT Group’s Net Long Position does not fall below 3.0% of the outstanding shares of Common Stock as a result of a disposition of shares by any of its members, Mr. Porcelain shall have the rights in respect of such resulting vacancy as set forth in Section 1(j) (but without regard to whether the New Director was a candidate previously nominated by the FK/MP/OT Group), with any such resulting appointment to be effective upon or after such New Director’s departure from the Board. After the termination of this Agreement, this Agreement shall forthwith become null and void. Notwithstanding the foregoing, the following provisions: Sections 7 (Confidentiality), 13 (Notices), 14 (Governing Law; Jurisdiction; Jury Waiver), 15 (Specific Performance), 16 (Certain Definitions and Interpretations) and 17 (Miscellaneous) and the mutual releases contained in Section 5(b) and 5(c) shall survive the termination of this Agreement. No termination of this Agreement shall relieve either party from liability for any breach of this Agreement prior to such termination.

12.                 Expenses. Each party will be responsible for its own expenses in connection with all matters relating to this Agreement, except that the Company will promptly reimburse the FK/MP/OT Group for its documented out-of-pocket fees and expenses (limited to legal expenses, public relations and proxy solicitation costs) incurred in connection with this Agreement, the FK/MP/OT Group’s nomination of candidates to the Board and related matters in an amount not to exceed $350,000.

13.                 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) business day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

Comtech Telecommunications Corp. 305 N 54th Street Chandler, AZ 85226 Attn: Chief Legal Officer and Corporate Secretary Email:	Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attn: Derek Zaba Leonard Wood Email: dzaba@sidley.com lwood@sidley.com

If to the FK/MP/OT Group:	with mandatory copies (which shall not constitute notice) to:

Michael Porcelain 11147 Glen Orchard Lane Boynton Beach, Florida 33473 Email:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attn: Michael R. Neidell Email: MNeidell@olshanlaw.com

14.                 Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by (a) in the case of the Company, service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13, and (b) in the case of the FK/MP/OT Group, by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15.                 Specific Performance. Each party to this Agreement (including, for purposes of this Section 15, each member of the FK/MP/OT Group) acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its or his Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16.              Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date are or become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the FK/MP/OT Group, as applicable; provided, further, that, for purposes of this Agreement, the FK/MP/OT Group shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the FK/MP/OT Group; (b) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (c) the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Arizona are authorized or obligated to be closed by applicable law; (d) the term “Derivatives Contract” means any agreement, arrangement or understanding, including all related documentation, between two parties (the “Receiving Party” and the counterparty) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Notional Common Shares, including options and swaps, without regard to (x) whether the agreement, arrangement or understanding conveys any voting rights in such equity securities to such person, (y) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property, and (z) whether the purpose of the transactions is to hedge or mitigate the economic effect of such agreement, arrangement or understanding, and without regard to any short position under the same or any other Derivatives Contract; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any tender offer, exchange offer, share exchange, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other corporate transaction involving the Company and a Third Party that, in each case, would result in a change in control of the Company or the sale of all or substantially all of its assets, and shall be deemed to include a sale transaction involving the Company’s Terrestrial & Wireless Network, to the extent submitted to a vote of stockholders; (g) the term “independent director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of the FK/MP/OT Group, any of its members, or the Company or any of their respective Affiliates or Associates; (h) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (i) the term “Notional Common Shares” means shares of Common Stock specified, referenced in or underlying a Derivatives Contract; (j) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (k) the term “SEC” means the U.S. Securities and Exchange Commission; (l) the term “Short Interest” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (m) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and (n) the term “Third Party” refers to any person that is not (i) the Company, the FK/MP/OT Group, a member of the FK/MP/OT Group, or an Affiliate of any of such persons, (ii) a director or officer of the Company, or (iii) legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17.                 Miscellaneous.

(a)               This Agreement, including all exhibits hereto, contains the entire agreement among the signatories hereto and supersedes all other prior agreements and understandings, both written and oral, between or among the parties (including members of the FK/MP/OT Group) with respect to the subject matter hereof; provided, however, that any prior agreements between the Company and any of the members of the FK/MP/OT Group (acting in their capacities as officers or directors, or as former officers or directors, of the Company) (the “Prior Agreements”) shall remain in full force and effect, and, except as expressly set forth in Section 5, nothing in this Agreement shall be construed to terminate, modify, or impair the rights or obligations of the parties under such Prior Agreements.

(b)               This Agreement is solely for the benefit of the Company and the members of the FK/MP/OP Group and is not enforceable by any other persons.

(c)               This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)               Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)               If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)                Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)               This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)               Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i)                 The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMTECH TELECOMMUNICATIONS CORP.
By:	/s/ Donald E. Walther
Name:	Donald E. Walther
Title:	Chief Legal Officer and Corporate Secretary

Signature Page to Cooperation Agreement

FK/MP/OT GROUP:

/s/ Michael Porcelain
Michael Porcelain

/s/ Fred Kornberg
Fred Kornberg

/s/ Fred Kornberg
Oleg Timoshenko

Signature Page to Cooperation Agreement

Exhibit A

Michael Hildebrandt
Mark Quinlan (or any other preferred stock designee)
Kenneth (Ken) H. Traub
Bruce Crawford

The Additional Director (as defined in Section 1(e))

Any Replacement Director

Exhibit B

Form of Press Release

Comtech Announces Amicable Resolution With the Porcelain/Kornberg/Timoshenko Group

Names Michael Hildebrandt as New Independent Director

Will Appoint an Additional Mutually Agreed Independent Director

CHANDLER, Ariz. – November 18, 2024– Comtech Telecommunications Corp. (NASDAQ: CMTL) (the “Company”), a global technology leader, today announced that its Board of Directors entered into a cooperation agreement with Michael Porcelain, Fred Kornberg, and Oleg Timoshenko (the “Investor Group”). Pursuant to the agreement:

•	Comtech has appointed Michael Hildebrandt, Senior Investment Professional at Freshford Capital Management, to the Board, effective immediately;
•	The Board will appoint an additional new independent director mutually acceptable to both Comtech and the Investor Group (the “Additional Director”);
•	Two of Comtech's current directors will not stand for reelection at the Company’s Fiscal 2024 Annual Meeting of Stockholders;
•	The Investor Group will support Comtech’s slate of directors for election at the 2024 Annual Meeting and will withdraw its nomination of eight directors for election at the meeting;
•	The Investor Group has agreed to customary standstill restrictions and voting commitments until the nomination deadline for Comtech’s fiscal 2025 Annual Meeting, or until the nomination deadline for Comtech’s fiscal 2026 Annual Meeting if the Company nominates Michael Hildebrandt and the Additional Director for reelection at the fiscal 2025 Annual Meeting.

The Company and the Investor Group made the following statement: “We are pleased to have reached this agreement which adds Michael Hildebrandt to the Board. Together with the future additional independent director and the recent appointment of Ken Traub, the Comtech Board is being significantly refreshed."

With these changes, upon the appointment of the Additional Director, four new directors will have been appointed to the Board since October 28, 2024.

The full agreement between Comtech and the Investor Group will be filed on a Form 8-K with the SEC.

About Michael Hildebrandt

Michael Hildebrandt, age 52, currently serves as a Senior Investment Professional at Freshford Capital, an advisory firm providing investment advice and management services to clients, since February 2011. At Freshford Capital, Mr. Hildebrandt invests in industry verticals, including government and construction services, energy, space and satellite, telecom, media and special situations. Prior to joining Freshford Capital, Mr. Hildebrandt held senior investment roles at Silver Capital Management LLC, a multi-strategy investment fund, and GAMCO Investors, Inc., a global investment management company, where he focused on special situations and private equity initiatives. Earlier in his career, he served as a Private Equity Associate at Aurora Capital and as an Investment Banking Analyst at Salomon Brothers, specializing in mergers and acquisitions within the industrial sector.

About Comtech

Comtech Telecommunications Corp. is a leading global technology company providing satellite and space communications technologies, terrestrial and wireless network solutions, NG911 emergency services and cloud native capabilities to commercial and government customers around the world. Our unique culture of innovation and employee empowerment unleashes a relentless passion for customer success. With multiple facilities located in technology corridors throughout the United States and around the world, Comtech leverages its global presence, technology leadership and decades of experience to create the world’s most innovative communications solutions. For more information, please visit www.comtech.com.

Forward-Looking Statements

Certain information in this press release contains forward-looking statements. Forward-looking statements include, among others, statements regarding our expectations for our operational initiatives, future performance and financial condition, the plans and objectives of our management and our assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under our control which may cause our actual results, future performance and financial condition to be materially different from the results, performance or other expectations implied by these forward-looking statements. Factors that could cause actual results to differ materially from current expectations are described in our filings with the Securities and Exchange Commission ("SEC"). We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements. The risks described above are not the only risks that we face. We do not intend to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, except as required by law.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying proxy card, and other documents with the SEC in connection with its solicitation of proxies from the Company’s stockholders for the Company’s Fiscal 2024 Annual Meeting of Stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING PROXY CARD, AND ALL OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “Governance” link in the “Investors” section of the Company’s website, https://comtech.com/investors/, or by contacting investors@comtech.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

The Company, its directors, certain of its officers, and other employees may be deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s Fiscal 2024 Annual Meeting of Stockholders.

Information about the names of the Company’s directors and officers, their respective interests in the Company by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Stockholders, Directors and Executive Officers,” “Director Compensation,” and “Executive Compensation” of the Company’s Proxy Statement on Schedule 14A in connection with the Fiscal 2023 Annual Meeting of Stockholders, filed with the SEC on November 16, 2023 (available here). To the extent the security holdings of directors and executive officers have changed since the amounts described in these filings, such changes are set forth on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which can be found at no charge at the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Company’s Proxy Statement on Schedule 14A for the Fiscal 2024 Annual Meeting of Stockholders and other relevant documents to be filed with the SEC, if and when they become available. These documents will be available free of charge as described above.

Investor Relations Contact

Maria Ceriello

631-962-7102

investors@comtech.com

Media Contacts

Jamie Clegg

480-532-2523

jamie.clegg@comtech.com

Jed Repko / Aura Reinhard

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449